Exhibit 99.1

For Immediate Release

Media
Stacey Eisen
(224) 212-2276

Financial Community
Lynn McHugh
(224) 212-2363

HOSPIRA REPORTS FOURTH-QUARTER
 AND FULL-YEAR 2004 RESULTS

LAKE FOREST, Ill., March 2, 2005 — Hospira, Inc. (NYSE:HSP), one of the largest hospital products manufacturers in the United States, today reported results for the fourth quarter and full year ended Dec. 31, 2004.

Fourth-Quarter 2004 Financial Summary

•                  Net sales were $700.3 million, 1.2 percent above the fourth quarter of 2003.

•                  Net income was $49.5 million, compared to $58.9 million in the same quarter of 2003. Diluted earnings per share were $0.31 versus $0.38 in the prior year’s fourth quarter. (All prior-year earnings per share amounts in this release are based on shares outstanding at the date of the spin-off.)

•                  Included in earnings are non-recurring transition expenses of  $0.09 per share related to building the company’s independent infrastructure.

Hospira Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

“We finished our first year as a public company on a strong note, delivering sales and earnings growth higher than we anticipated,” said Christopher B. Begley, chief executive officer, Hospira. “While building on the momentum generated in 2004, we are still in a period of transition, and our focus in 2005 is on execution. We’ll continue to take the steps necessary to advance our success — creating an independent infrastructure and increasing our research and development investment to drive future growth.”

Financial and Operating Review

Results for the fourth quarter of 2004 and for the portion of 2004 after the spin-off on April 30, 2004, reflect the company’s status as an independent public company; the fourth quarter of 2003 and the portion of 2004 prior to the spin-off reflect results for the business operated as a part of Abbott Laboratories. Results for 2003 do not include any of the ongoing, incremental costs of being a stand-alone public company or any non-recurring transition costs.

Certain results in this press release are discussed on both a generally accepted accounting principles (GAAP) and a non-GAAP basis. The non-GAAP measures, referred to as “adjusted” in the text of this release, exclude the non-recurring transition costs associated with establishing an independent, stand-alone infrastructure for the company and the one-time curtailment gain recognized by the company in the second quarter of 2004 related to the discontinuance of one of Hospira’s U.S. post-retirement employee benefit programs. A reconciliation of the adjusted financial information to the most comparable GAAP measurement is provided in the section, “Use of Non-GAAP Financial Measures,” contained in this press release.

Consolidated net sales in the fourth quarter of 2004 increased 1.2 percent to $700.3 million, compared to $692.0 million in the fourth quarter of 2003. The fourth quarter of 2004 includes an adjustment to net sales of approximately $14 million related to prior periods resulting from the reclassification of certain drug delivery pump leases from operating to sales-type leases. (A schedule detailing sales by product line for the fourth quarter, full-year 2004 and 2003 is attached to this press release.)

In the fourth quarter, net sales to third parties were favorably affected by volume and mix (including the pump lease adjustment), representing 2.3 percentage points of the growth in consolidated net sales, and by foreign currency translation, which contributed $4.9 million, or 0.7 percentage point. This growth was partially offset by a decline in the sales to Abbott, which represented a decrease of 1.8 percentage points. Subsequent to the spin-off, the sales to Abbott exclude the bulk drug costs for certain products, which had been included in sales to Abbott before the spin-off.

Gross profit in the quarter was $213.8 million, an increase of 24.0 percent from $172.4 million in the same period last year. Gross margin in the fourth quarter of 2004 was 30.5 percent, compared to 24.9 percent in the prior year’s fourth quarter. Adjusted* gross profit was $216.3 million in the fourth quarter of 2004, or 30.9 percent of sales. The adjusted* gross margin increase was attributable to:

•                  Improved volume and product mix — 1.8 percentage points, of which 0.5 percentage point is attributable to the pump lease adjustment

•                  The inclusion of a profit on the sales to Abbott subsequent to the spin-off — 1.7 percentage points (Sales to Abbott were recorded at cost in 2003.)

•                  Impact of changes in certain employee post-retirement benefit programs — 1.2 percentage points

•                  Lower project expense in 2004 — 1.3 percentage points

Research and development (R&D) expense rose 6.4 percent in the quarter to $39.0 million, or 5.6 percent of sales, compared to $36.7 million, or 5.3 percent of sales, in the fourth quarter of 2003. The company continues to increase its investment in R&D as part of its long-term strategy to drive higher sales growth.

Selling, general and administrative (S,G&A) expense in the quarter was $107.7 million, compared to $63.0 million in the 2003 quarter. As a percentage of sales, S,G&A was 15.4 percent in the fourth quarter of 2004, compared to 9.1 percent in 2003. Adjusted* S,G&A expense in the fourth quarter of 2004 was $92.7 million, or 13.2 percent of sales. As expected, the increase in the adjusted* S,G&A was driven by the ongoing, incremental costs associated with being an independent, public company that were not required when the business was part of Abbott, partially offset by the savings from the announced changes in certain employee post-retirement benefit programs. In addition, in the fourth quarter the company continued to invest a portion of its higher-than-planned profitability in targeted marketing, sales training and other programs, which contributed to the increased S,G&A expense.

Income from operations in the quarter was $67.1 million, compared to $72.7 million in the fourth quarter of 2003. Adjusted* income from operations in the quarter was $84.7 million, an increase of 16.4 percent over the fourth quarter of 2003. The operating margin for the fourth quarter of 2004 was 9.6 percent and the adjusted* operating margin for the fourth quarter of 2004 was 12.1 percent, compared to 10.5 percent for the same period in 2003. The increase was attributable to the improvement in gross margin, partially offset by higher R&D and S,G&A spending.

Interest expense in the fourth quarter of 2004 was $7.8 million, compared to no interest expense in the same period of 2003. The increase was due to interest paid on the senior unsecured notes, which were issued earlier in 2004.

Net income in the quarter was $49.5 million, compared to $58.9 million in the fourth quarter of 2003. Adjusted* net income for the quarter increased 6.8 percent to $62.9 million from $58.9 million in 2003. The tax rate for the fourth quarter of 2004 was 18.6 percent, compared to 19.7 percent in 2003.   The tax rate for the 2004 full year was 24.7 percent, excluding the impact of the second quarter curtailment gain, which was tax-effected at the statutory rate.  This full-year rate is a decrease from the previously projected rate of 26.0 percent, primarily due to a larger proportion of income sourced from lower tax-rate jurisdictions. As a result, the fourth-quarter tax rate reflects the adjustment necessary to provide for income taxes at the 24.7 percent rate for the full year, excluding the impact of the curtailment gain.

Results by Geographic Segment

Net sales in the United States grew 3.0 percent in the fourth quarter of 2004 to $587 million, from $570 million in the same quarter of 2003. Income from operations in the fourth quarter of 2004 was $78 million, compared to $67 million last year.

In the International segment, net sales were $113 million, a 7.1 percent decline from last year’s higher-than-normal $122 million. Excluding the $4.9 million benefit from foreign currency translation, net sales in the segment decreased 11.1 percent. Income from operations in the fourth quarter of 2004 was $15 million, compared to $21 million in the same quarter of 2003.

Full-Year 2004 Results

For the 12 months ended Dec. 31, 2004, consolidated net sales increased 0.8 percent to $2.65 billion, compared to $2.62 billion in 2003. Net sales were favorably affected by foreign currency translation of $22.0 million. Excluding the foreign exchange impact, net sales were $2.62 billion.

Net income for the year was $301.6 million, compared to $260.4 million in 2003. Diluted earnings per share were $1.92, compared to $1.67 last year. Adjusted* net income was $285.6 million, compared to $260.4 million last year. Adjusted* diluted earnings per share for 2004 were $1.82.

Cash Flow Items

Cash flow from operations for 2004 was approximately $387 million.

Depreciation and amortization expense was $145.5 million for 2004, compared to $145.9 million for 2003.

Capital expenditures were $228.9 million for 2004, compared to $196.7 million for 2003. The increase is due to the capacity expansion at the company’s McPherson, Kan., facility, and spending related to building the infrastructure for an independent, stand-alone company, primarily for new information technology systems.

Updated 2005 Projections

Hospira continues to project that revenue for the fiscal year 2005 will be approximately $2.5 billion. Diluted earnings per share are projected to be in the range of $1.21 to $1.28, including estimated non-recurring transition expenses described below and the charge we expect to take in connection with our previously announced transaction with ICU Medical. On Feb. 28, 2005, we announced that we entered into a manufacturing, commercialization and development agreement with ICU Medical to sell them certain assets and announced that we would be taking a charge relating to the transaction of approximately $20 million. The transaction is expected to close in the second quarter of 2005.

Adjusted* diluted earnings per share for 2005, which exclude the non-recurring transition expenses and the charge relating to the ICU Medical transaction, are projected to be in the range of $1.53 to $1.60.

The reconciliation between the projected adjusted* diluted earnings per share and earnings per share on a GAAP basis is:

Diluted earnings per share — adjusted*	$1.53 - $1.60

Non-recurring transition expenses related to becoming an independent, stand-alone company (mid-point of an estimated $0.21 to $0.25 per diluted share range for 2005)	($0.23)

Charge for ICU Medical transaction	($0.09)

Diluted earnings per share — GAAP basis	$1.21 - $1.28

The earnings per share projection on both a GAAP and adjusted basis also do not include any effect of the accounting standard recently issued by the Financial Accounting Standards Board (FASB) related to expensing of stock options or the effect of any future decision to repatriate foreign earnings under the Jobs Creation Act of 2004.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP in the United States included within this press release, Hospira has provided certain information that is considered non-GAAP financial measures. As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses related to becoming an independent, stand-alone company for the fourth quarter and 12 months of 2004 and the one-time curtailment gain reported in the results for the 12 months of 2004, and for purposes of the 2005 projections, the exclusion of the charge expected to be taken in connection with the ICU Medical transaction as well as expected non-recurring transition expenses.

The adjusted information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission Rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company’s ongoing business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the fourth quarter of 2004, Hospira incurred non-recurring pre-tax transition expenses of $17.6 million ($13.4 million, or $0.09 per share, after tax) related to establishing an independent infrastructure. For the 2004 full year, these expenses were $32.4 million ($24.4 million, or $0.16 per share, after tax). The company has previously stated that these non-recurring transitional expenses are expected to total approximately $100 million over the 24-month period ending April 30, 2006. The 2004 results also include the one-time, non-cash curtailment gain of $64.6 million ($40.4 million, or $0.26 per share, after tax) recorded in the second quarter of 2004.

Webcast

A conference call for investors and media will be held at 9 a.m. Central Time, Wednesday, March 2, 2005. A live webcast of the conference call will be available at www.hospira.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the safety and efficacy of patient care. Created from the core global hospital products business of Abbott Laboratories, Hospira is a new company with 70 years of service to the hospital industry. The company’s portfolio includes: one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals in hospitals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has more than 14,000 employees and 15 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth in the information statement under the heading “Risk Factors” in the most recent version of the Form 10 filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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Hospira, Inc.

Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended December 31		% Change	Twelve Months Ended December 31		% Change
	2004	2003		2004	2003
Net sales	$654,303	$633,304	3.3	$2,465,052	$2,400,228	2.7
Net sales to Abbott Laboratories	46,013	58,713	(21.6)	179,984	223,509	(19.5)
Total Net Sales	700,316	692,017	1.2	2,645,036	2,623,737	0.8

Cost of products sold	486,508	519,581	(6.4)	1,858,435	1,922,686	(3.3)
Gross Profit	213,808	172,436	24.0	786,601	701,051	12.2

Research and development	39,049	36,693	6.4	119,583	109,720	9.0
Selling, general and administrative	107,664	63,014	70.9	304,004	230,956	31.6
Curtailment of post-retirement medical and dental benefits	—	—	—	(64,636)	—	nm
Income From Operations	67,095	72,729	(7.7)	427,650	360,375	18.7

Interest expense	7,806	—	nm	18,758	—	nm
Other (income) expense, net	(1,484)	(646)	129.7	(2,628)	1,254	nm
Income Before Income Taxes	60,773	73,375	(17.2)	411,520	359,121	14.6

Income tax expense	11,297	14,463	(21.9)	109,968	98,758	11.4
Net Income	$49,476	$58,912	(16.0)	$301,552	$260,363	15.8

Earnings Per Common Share:
Basic	$0.32	$0.38		$1.93	$1.67
Diluted	$0.31	$0.38		$1.92	$1.67

Weighted Average Common Shares Outstanding:
Basic	156,401	156,043		156,187	156,043
Diluted	158,047	156,043		157,160	156,043

Statistics (as a % of Total Net Sales, except for Income tax rate)

Gross Profit	30.5%	24.9%	29.7%	26.7%

R&D	5.6%	5.3%	4.5%	4.2%

SG&A	15.4%	9.1%	11.5%	8.8%

Income From Operations	9.6%	10.5%	16.2%	13.7%

Income Before Income Taxes	8.7%	10.6%	15.6%	13.7%

Net Income	7.1%	8.5%	11.4%	9.9%

Income tax rate	18.6%	19.7%	26.7%	27.5%

Hospira, Inc.

Reconciliation of Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31, 2004				Twelve Months Ended December 31, 2004
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted

Net sales	$654,303			$654,303	$2,465,052			$2,465,052
Net sales to Abbott Laboratories	46,013			46,013	179,984			179,984
Total Net Sales	700,316	—		700,316	2,645,036	—		2,645,036

Cost of products sold	486,508	(2,511	)A	483,997	1,858,435	(4,819	)A	1,853,616
Gross Profit	213,808	2,511		216,319	786,601	4,819		791,420

Research and development	39,049	(87	)A	38,962	119,583	(279	)A	119,304
Selling, general and administrative	107,664	(14,965	)A	92,699	304,004	(27,123	)A	276,881

Curtailment of post-retirement medical and dental benefits	—	—		—	(64,636)	64,636	B	—
Income From Operations	67,095	17,563		84,658	427,650	(32,415)		395,235

Interest expense	7,806			7,806	18,758			18,758
Other (income) expense, net	(1,484)	—		(1,484)	(2,628)	(189	)A	(2,817)
Income Before Income Taxes	60,773	17,563		78,336	411,520	(32,226)		379,294

Income tax expense	11,297	4,145	C	15,442	109,968	(16,234	)C	93,734
Net Income	$49,476	$13,418		$62,894	$301,552	$(15,992)		$285,560

Earnings Per Common Share:
Basic	$0.32	$0.09		$0.41	$1.93	$(0.10)		$1.83
Diluted	$0.31	$0.09		$0.40	$1.92	$(0.10)		$1.82

Weighted Average Common Shares Outstanding:
Basic	156,401	156,401		156,401	156,187	156,187		156,187
Diluted	158,047	158,047		158,047	157,160	157,160		157,160

Statistics (as a % of Total Net Sales, except for Income tax rate)

Gross Profit	30.5%	30.9%	29.7%	29.9%

R&D	5.6%	5.6%	4.5%	4.5%

SG&A	15.4%	13.2%	11.5%	10.5%

Income From Operations	9.6%	12.1%	16.2%	14.9%

Income Before Income Taxes	8.7%	11.2%	15.6%	14.3%

Net Income	7.1%	9.0%	11.4%	10.8%

Income tax rate	18.6%	19.7%	26.7%	24.7%

A — Non-recurring transition costs.

B — Curtailment gain ($64,636).

C — Curtailment gain is tax effected at 37.5%, while non-recurring transition costs are tax effected at 24.7%. Fourth Quarter 2004 includes impact of decreasing overall effective tax rate from 26% to 24.7%.

Hospira, Inc.

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	December 31 2004	December 31 2003
Assets
Current Assets:
Cash and cash equivalents	$127,695	$—
Marketable securities	72,438	—
Net trade receivables	326,356	315,646
Inventory	518,324	609,291
Deferred income taxes	116,295	75,834
Other prepaid expenses and receivables	37,217	40,579
Total Current Assets	1,198,325	1,041,350

Net property and equipment	946,304	855,277
Intangible assets, net of amortization	1,057	5,335
Goodwill	80,973	80,973
Deferred income taxes	—	127,296
Other assets	116,131	139,932
Total Assets	$2,342,790	$2,250,163

Liabilities and Shareholders’ Equity
Current Liabilities:
Trade accounts payable	$101,537	$105,613
Salaries, wages, and commissions	77,875	62,112
Other accrued liabilities	190,740	191,876
Due to Abbott, net	166,042	—
Total Current Liabilities	536,194	359,601
Due to Abbott, net	23,100	—
Long-term debt	698,841	—
Deferred Taxes	4,575	—
Post-retirement obligations and other long-term liabilities	96,161	437,098
Commitments and Contingencies	—	—
Total Liabilities	1,358,871	796,699
Total Shareholders’ Equity	983,919	1,453,464
Total Liabilities and Shareholders’ Equity	$2,342,790	$2,250,163

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2004	2003	Percent Change vs. Prior Year*	2004	2003	Percent Change vs. Prior Year*
U.S. —

Specialty Injectable Pharmaceuticals	$233	$216	8.1	$894	$858	4.3
Medication Delivery Systems (1)	217	198	9.6	783	744	5.2
Injectable Pharmaceutical Contract Manufacturing	49	40	23.1	179	158	13.3
Sales to Abbott Laboratories	25	45	(45.4)	120	182	(34.3)
Other	63	71	(11.3)	244	267	(8.3)

Total U.S.	587	570	3.0	2,220	2,209	0.5

International —

Sales to Third Parties	92	109	(15.2)	365	374	(2.5)
Sales to Abbott Laboratories	21	13	60.9	60	41	46.6

Total International Sales	113	122	(7.1)	425	415	2.4

Consolidated Net Sales	$700	$692	1.2	$2,645	$2,624	0.8

* Percent change computation based on unrounded numbers.

(1) Three months ended December 31, 2004 includes an adjustment to net sales of approximately $14 million (gross profit impact of $7 million) related to prior periods resulting from the reclassification of certain drug delivery pump leases from operating to sales-type leases.  Approximately one-half of the adjustment relates to 2003 and the remaining half relates to prior quarters of 2004.  The adjustment is not material to any prior period.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in millions)

	Three Months Ended December 31				Twelve Months Ended December 31
	Net Sales		Income from Operations		Net Sales		Income from Operations
	2004	2003	2004	2003	2004	2003	2004	2003

U.S. (1)	$587	$570	$78	$67	$2,220	$2,209	$405	$320

International	113	122	15	21	425	415	89	84

Total reportable segments	$700	$692	93	88	$2,645	$2,624	494	404

Corporate functions			(26)	(16)			(66)	(44)
Income from operations			67	72			428	360
Other, net			(6)	1			(16)	(1)
Income before income taxes			$61	$73			$412	$359

(1) U.S. Income from operations for the twelve months ended Dec. 31, 2004 includes curtailment benefit of $65 million.